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                                   EXHIBIT 11
              THE CHEESECAKE FACTORY INCORPORATED AND SUBSIDIARIES
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

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                                                                                FISCAL YEAR
                                                                      -------------------------------
                                                                        1998       1997       1996
                                                                      ---------  ---------  ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE
                                                                                   DATA)
NET INCOME PER COMMON SHARE--BASIC

Weighted average shares outstanding.................................     19,984     16,842     16,350
                                                                      ---------  ---------  ---------
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Net income(1).......................................................  $   7,684  $   9,939  $   5,912
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

Net income per share--basic.........................................  $    0.38  $    0.59  $    0.36
                                                                      ---------  ---------  ---------
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NET INCOME PER COMMON SHARE--DILUTED

Weighted average shares outstanding.................................     19,984     16,842     16,350

Net effect of dilutive stock options based on the treasury stock
  method using average market price.................................        588        290        269
                                                                      ---------  ---------  ---------

Total shares outstanding for computation of per share earnings......     20,572     17,132     16,619
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

Net income(1).......................................................  $   7,684  $   9,939  $   5,912
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                                                                      ---------  ---------  ---------

Net income per share--diluted.......................................  $    0.37  $    0.58  $    0.36
                                                                      ---------  ---------  ---------
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(1) The results for fiscal 1998 include the cumulative effect of a change in accounting principle of $6,347 ($0.32 per basic share and $0.31 per diluted share), net of income tax benefit.